EXHIBIT 10.1
SPONSORED RESEARCH AGREEMENT
THIS AGREEMENT, effective as of the 3rd day of September, 2010, by and between Omni Bio Operating, Inc., a corporation organized and existing under the laws of the State of Colorado, and having a business address at 5350 S. Roslyn Street, Suite 430, Greenwood Village, Colorado 80111 (hereinafter referred to as “Sponsor”), and THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Denver, a public educational institution of the State of Colorado (hereinafter referred to as “University”).
WITNESSETH:
WHEREAS, the Sponsor desires research services in accordance with the scope of work described in the attached Appendix A of this Agreement; and
WHEREAS, the performance of such research services is consistent and compatible with and beneficial to the academic role and mission of the University as an institution of higher education;
NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:
Article 1 — Definitions
For purposes of this Agreement, the following terms shall have the following meanings:
1.1
“Project” shall mean the research services to be performed under this Agreement as described in Appendix A hereof, under the direction and supervision of University’s Principal Investigator (hereinafter called the “PI”).

1.2	“Equipment” is defined as any tangible item of property with a unit cost of $5,000 or more and an expected useful life of one year or more.
1.3
“University Intellectual Property” shall mean individually and collectively all inventions, improvements, and discoveries, which are conceived and/or made in the performance of Project solely by one or more University personnel.

1.4
The term “Know-how” shall mean all technical information, trade secrets, devices, models, things, know-how, methods, documents, materials, and all other confidential information related to the Project which was developed by the PI.

Article 2 — Research work
2.1
University will use its reasonable best efforts to conduct the Project in accordance with the terms and conditions of this Agreement, and will furnish the facilities necessary to carry out the Project.

2.2	The Project will be carried out under the direction and supervision of Dr. Leland Shapiro, the University designated PI.
2.3	University does not guarantee specific results, and the Project will be conducted only on reasonable best efforts basis.
2.4
University will keep accurate financial and scientific records (see Article 5) relating to the Project and will deliver records via e-mail to Sponsor or its authorized representative on a bi-annual basis throughout the Term of the Agreement.

Article 3 — Agreement Duration
3.1
This agreement shall become effective on September 3, 2010 and shall terminate the earlier of the completion of the studies or February 28, 2012, unless a subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties.

Article 4 — Compensation
4.1
As consideration for the performance by University of its obligations under this Agreement, and subject to Paragraphs 4.2, 4.3 and 16.1, Sponsor agrees to pay University a fixed-price total of Eighty Eight Thousand Dollars, ($88,000), in accordance with the budget described in the attached Appendix B of this Agreement. Sponsor shall remit not less than Twenty Eight Thousand Dollars ($28,000) of the total contract price on or before September 3, 2010. The remaining amount of the contract price due under this Agreement shall be paid as follows:

(a)	Thirty Thousand Dollars ($30,000.00) on or before February 01, 2011; and

(b)	Thirty Thousand Dollars ($30,000.00) on or before August 31, 2011.
4.2
If this Agreement is terminated for any reason by Sponsor under Paragraph 16.1, Sponsor shall, up to a maximum of the amount stated in Paragraph 4.1 hereof, reimburse University for the total actual and reasonable costs incurred by University for the Project through the date of termination, including those costs necessary to implement the early termination of this Agreement and costs incurred by University as a result of non-cancelable obligations which may extend beyond the date of such termination.

4.3
If this Agreement is terminated for any reason by University under Paragraph 16.1, Sponsor shall, subject to the provision hereafter and Paragraph 8, reimburse University for those actual and reasonable costs in Appendix B incurred by University for the Project through the date of termination; provided that in no event shall such costs exceed the amount stated in Paragraph 4.1 hereof and such costs shall not include any charges or expenses incurred to implement the early termination or as a result of non-cancelable obligations of the University which may extend beyond the date of such termination. In addition, the University shall supply a final report to Sponsor for all data, summaries, and information to date related to sponsorship of research to date of termination and any data, summaries or information realized after termination of sponsorship as a result of sponsorship.

4.4	All payment checks shall be made payable to University of Colorado Denver. The Tax I.D. Number is 84-6000555. All payment checks shall be forwarded to the following address:
Grants and Contracts, #101470-LS
F428, P.O. Box 238
Denver, Colorado 80291-0238
Article 5 — Reporting Requirements
5.1	University will provide reports on the progress of Project in accordance with the following schedule:

Progress report	For the periods ending every three months from the effective date of this Agreement (with the report to be delivered within 45 days of the ending of the period).
Final report	Within 90 days of the termination of this Agreement
The progress report will indicate the work completed (e.g. work performed and data in summary form and report of detailed data and raw data), and the work (experiments) to be performed during the next reporting period, any problems encountered and the proposed solution for each problem. Additionally, the report will provide the relevant data collected, and whether any of the specific aims of the work were not initiated and if so, the reason. The PI shall meet or participate in a phone conference with the Sponsor at the University on an every 6-month basis during the course of the Project to review progress and future activities.
Article 6 — Publications and Academic Rights
6.1
Sponsor recognizes that because University is a public institution of higher education and engages only in research that is compatible with its academic role and mission, the results of University research may be publishable. Sponsor agrees that University personnel engaged in Project shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished a copy of any proposed publication no later than thirty days (30 days) prior to public distribution (which may be waived at Sponsor’s discretion) to a journal, editor, or other third party.

6.2
University shall own all right, title and interest in and to any and all copyrights or copyrightable material, including software programs, first produced, composed, or fixed in any tangible medium of expression in the performance of work under this Agreement, and University shall have the sole right to determine the disposition of all or any thereof. The University agrees to forward to Sponsor all copyright registrations.

Article 7 — Confidential Information
7.1.
The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other (“Confidential Information”). Each party will use reasonable efforts to prevent the disclosure of the other party’s Confidential Information to third parties, other than third parties under the same or similar confidentiality requirements as detailed in this agreement for a period of five (5) years from receipt thereof, provided that the recipient party’s obligation hereunder shall not apply to information that:

a.	is already in recipient party’s possession at the time of disclosure thereof;

b.	is or later becomes part of the public domain through no fault of recipient party;

c.	is received from a third party having no obligations of confidentiality to disclosing party; or

d.	is independently developed by the recipient party.
7.2
In the event that information is required to be disclosed as required by law, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation. In addition, the party required to make such a disclosure shall disclose only that information that is required by law or regulation.

7.3
Sponsor acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.). All Confidential Information of Sponsor shall be treated by University as confidential, as set forth in this Article 7, to the extent permitted under §§ 24-72-204. If University is required by Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.) to disclose any Sponsor Confidential Information, (i) the University will use reasonable best efforts to notify Sponsor in advance of such disclosure, and Sponsor shall have been given the opportunity to oppose such disclosure by University by seeking a protective order or other appropriate remedy; (ii) University shall disclose only that portion of Confidential Information legally required to be disclosed; and (iii) University shall exercise all reasonable efforts to maintain the confidential treatment of Confidential Information.

7.4
Confidential Information shall be clearly marked by the disclosing party with the legend, “CONFIDENTIAL INFORMATION” or another appropriate proprietary legend. If disclosed orally, the party (not necessarily an employee) making the disclosure shall be responsible for clearly informing the recipient’s party, in writing within thirty (30) days, of the confidentiality of the information disclosed or ensure that the receiving party is under non-disclosure agreement.

Article 8 — Patents and Inventions
8.1
All rights and title and interest to University Intellectual Property and Know-How under this Project shall belong to University, unless otherwise agreed to between the parties (see for example Appendix C). For University Intellectual Property that results from this Project and is new, distinct and not directly related to previously licensed University intellectual property, the Sponsor shall have a fully executed and paid-up, non-transferrable, non-exclusive license with an option to negotiate for an exclusive license. For University Intellectual Property that results from this Project and which is covered by previously licensed University intellectual property, University shall amend the license with Sponsor to include said University Intellectual Property for no additional consideration other than the relevant and applicable terms of the license.

8.2
Expenses and Control of Patent Filing, Prosecution and Maintenance. The expense of filing, prosecuting and maintaining further patents and patent applications directed to the Project or technology, including continuation-in-part patent applications thereof and additional foreign filings shall be paid by Sponsor and controlled by Sponsor. All intellectual property management will be determined by Sponsor. (See Appendix C for royalty payment agreements regarding Graft Rejection including diabetes treatment, as well as other licensed technologies). Sponsor shall not be required to pay more than one royalty payment covered by this SRA and those agreements referenced in Appendix C. In the event that Sponsor ceases support for the preparation, prosecution or maintenance of intellectual property as a result of the Project, and the University desires to continue the preparation, prosecution or maintenance of such intellectual property, University shall have the right to pursue such preparation, prosecution or maintenance at its own expense and as such take over control of such preparation, prosecution or maintenance. Sponsor shall notify University within 60 days of any pending final deadline which could result in a loss of rights. These rights include all activities pertaining to patent prosecution, such as application preparation, office action response, filing of foreign applications, formalities requirements to prevent abandonment and payment of maintenance fees, if Sponsor withholds approval of any intellectual property as a result of the Project. Patents which are obtained or maintained by University at its own expense shall be excluded from the scope of this agreement.

8.3
The parties mutually acknowledge that the United States government, as a matter of statutory right under Code of Federal Regulations, 37 CFR, Part 401, “Rights to Inventions Made by Non-Profit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements”, holds or may hold a non-exclusive license and certain other rights under patents on inventions made as a consequence of research whose funding includes funds supplied by the United States government. In the event that the United States government has such rights or in the future is found to have such rights with respect to all or any new inventions or discoveries, any license contemplated or granted under this Agreement, even if termed “exclusive” license, shall be understood to be subject to the rights of the United States government, without any effect on the parties’ remaining obligations, as set forth in the license or in this Agreement.

8.4
Nothing in Article 8 shall be construed as granting Sponsor expressly, by implication, or estoppel any rights or licenses to use inventions, improvements or discoveries not conceived and/or made in the performance of the Project, except for those rights or licenses granted to Sponsor (see Appendix C) or under any patents not falling under the definition of University Intellectual property including patents, inventions and discoveries which may dominate University Intellectual Property and which may be owned or controlled by the Regents of the University of Colorado, the University Technology Corporation or any entity related thereto.

Article 9 — Liability, Indemnification, and Insurance
9.1	University hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, or those of its officers, agents or employees to the full extent allowed by law.
9.2
Notwithstanding any other provision of this Agreement to the contrary, no term or condition of this Agreement shall be construed or interpreted as a waiver, either express or implied, of any of the immunities, rights, benefits or protection provided to the Regents under governmental immunity laws from time to time applicable to the Regents, including, without limitation, the Colorado Governmental Immunity Act (CRS Section 24-10-101 through 24-10-120).

9.3
Sponsor shall indemnify, save and hold harmless University, its employees and agents, against any and all claims by third parties for damages, liability and court awards including costs, expenses, incurred as a result of any act or omission by the Sponsor, or its employees, agents, Subcontractors, or assignees pursuant to the terms of this Agreement. Additionally, Colo. Rev. Stat. Section 23-20-100 states that the Colorado Attorney General must represent the University in all actions. Provided that any such representation arises out of Sponsor’s indemnification obligations under this Section 9.3, Sponsor agrees to indemnify University for the reasonable cost of the representation by the Colorado Attorney General.

9.4
Each party warrants and represents that it has adequate liability insurance for the protection of itself and its officers, employees, and agents, while acting within the scope of their employment by the party.

9.5
No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, or shortage of or inability to obtain material as equipment.

Article 10 — Equipment
10.1	All equipment purchased by University under the terms of this Agreement shall become the property of University upon acquisition.
Article 11 — Independent Contractor
11.1
In the performance of all services hereunder, neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Article 12 — Compliance with Laws
12.1
Each party agrees that it will comply with all applicable federal, state and local laws, codes, regulations, rules, securities regulations and orders in the performance and direction of the work contemplated under this Agreement.

Article 13 — Governing Law
13.1
This Agreement shall be governed and construed in accordance with the laws of the State of Colorado and any and all disputes arising hereunder shall be resolved in the courts of the State of Colorado; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent or patents in question and in accordance with the laws applicable to such patent or patents.

Article 14 — Assignment
14.1
Neither party shall assign or transfer any interest in this Agreement, nor assign any claims for money due or to become due during this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Sponsor will not breach this agreement if it assigns this agreement to a successor in interest or assignee of all the business or assets of the Sponsor to which this agreement pertains and notify University of the same.

Article 15 — Use of Name
15.1
Each party agrees not to include the name or any logotypes or symbols of the other party or the names of any researchers at such institutions in any advertising, sales promotion or other publicity matter without the prior written approval of the other party. However, nothing in this Article or elsewhere in this Agreement is intended to restrict either party from disclosing the existence, nature, Project title, name of Sponsor and any additional matters required by law for example securities law to be disclosed, or from including those items of information in the routine reporting of its activities.

Article 16 — Term and Termination
16.1
This Agreement may be terminated by either party upon written notice delivered to the other party at least forty-five (45) days prior to the intended date of termination. Termination of this Agreement, however effectuated, shall not release the parties from their rights and obligations under Articles 4, 6, 8, 9, 15, and 20. Either party shall have the right, at its option, to cancel and terminate this Agreement in the event that the other party shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or in the event that the other party shall discontinue its business for any reason.

16.2
The failure of Sponsor to make the required payments to the University as outlined in Article 4 and Appendix B, within thirty (30) calendar days after such payments are due shall constitute a default of this Agreement by Sponsor and University shall notify Sponsor of the same. A default by Sponsor shall relieve the University, at its choice, of any and all of its obligations or duties under this Agreement and shall also divest Sponsor of all of its rights under this Agreement. However, Sponsor default of this Agreement shall not relieve Sponsor of its obligations under this Agreement, including but not limited to its obligations to pay the University plus eight percent (8%) interest. By exercising its rights under this default provision, the University does not waive any rights it may have to pursue and collect unpaid monies owed to the University by Sponsor under this Agreement. Furthermore, should the University prevail in its pursuit of unpaid monies from Sponsor, the parties agree that Sponsor will be responsible for all of the University’s collection costs, and court fees associated with pursuing such action.

Article 17 — Changes, Modifications, and Amendments
17.1
This Agreement constitutes the entire agreement between the parties. Neither party shall be bound by any agreement, covenants or warranties made by its agents or employees, or any other persons, either oral or written, unless such agreements, covenants and warranties shall be reduced to writing and signed by the authorized officer of such party and shall expressly refer to this Research Agreement. The failure of either of the parties at any time or times to require performance by the other of any provisions hereof shall in no manner affect the right of the first-mentioned party thereafter to enforce the same. The waiver by either of the parties of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provisions itself.

17.2
If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

Article 18 — Notices
18.1	All notices required by this Agreement shall be by written instrument executed by the parties hereto and shall be directed to the following individuals:

For the University:	Original to:	Leland Shapiro, M.D., F.A.C.P.
Associate Professor of Medicine
Denver Veterans Affairs Medical Center
1055 Clermont Street, Box 111L
Denver, CO 80220

(303) 399-8020 (X2837)
(303) 393-4692

	Copy to:	Harlan L. Ray
Contracts Manager
Grants and Contracts, MS F-428
Anschutz Medical Campus, Building 500
P.O. Box 6508
Aurora, CO 80045-0508
303-724-0090
303-724-0814 (fax)

For Sponsor:	Original to:	Edward C. Larkin
Chief Operating Officer
Omni Bio Pharmaceutical, Inc
5350 South Roslyn, Suite 430
Greenwood Village, CO 80111
(303)-867-3415
(303)-867-3416 (fax)

	Copy to:	Roberta J. Hanson
Faegre & Benson, LLP
1700 Lincoln Street
Suite 3200
Denver, CO 80203
(303)-607-3766
(303)-607-3600
Article 19 — Order of Precedence
19.1	In the event of any inconsistency between this Agreement and any other attachments or documents, this Agreement shall control.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

Omni Bio Operating, Inc.	THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, contracting for and on behalf of the University of Colorado Denver

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Principal Investigator

By:

	Name:	Leland Shapiro
	Title:	Associate Professor of Medicines
Date:

Appendix A
RESEARCH PROPOSAL FOR OMNI BIO OPERATING, INC.
Proposed studies:
Background.
The goal of this project is to study the effects of an abundant human blood protein, alpha-1-antitrypsin (AAT), on cytokine production by human pancreatic islet cells, and the ability of AAT to protect these cells from induced toxicity. These in vitro experiments are designed to model the destruction of human islet cell commonly observed in Type 1 Diabetes and determine if AAT will protect these islet cells from induced toxicity. Our laboratory will collaborate with Dr. Subbiah Pugazenthi at the VA Medical Center in Denver, who regularly procures human pancreatic islet cells from a donor bank consortium. We will also assess the effects of synthetic serine protease inhibitors, heat-inactivated AAT, and other candidate molecules for protective effects on human islet cells in the laboratory. Various techniques will be used to evaluate the effects of AAT on islet viability (toxicity), as well as intracellular cytokine production and intracellular transduction events.
A. Proposed Work for in vitro Experiments
Several distinct studies will be performed to examine whether AAT protects islet cells, and the mechanism by which AAT protection occurs.
1.
Does AAT affect cytokine production from stimulated human islet cell cultures? Human islet cells will be stimulated with Cytomix, a mixture of pro-inflammatory cytokines including TNFa, IFNg, and IL-1b. Cytomix will also be added to cell cultures that are co-cultured with up to 2 mg/mL AAT. Synthetic serine protease inhibitors and heat-inactivated AAT will also be tested for effects on cytokine production. Culture supernatants from cells incubated up to 48hr will be analyzed for cytokine production using Quansys multiplex ELISA analyses. In related experiments, similarly treated cells may also be analyzed for intracellular cytokine production using flow cytometry.

2.	Does AAT protect human islet cell cultures from induced toxicity?

The islet cell destruction observed in Type 1 Diabetes can be simulated in in vitro experiments by the addition of Streptozotocin (5 mM) to islet cell cultures, with Streptozotocin-induced cell death expected after approximately 48 hr of incubation. We will treat human islet cells with up to 2 mg/mL AAT in the absence or presence of Streptozotocin. Synthetic serine protease inhibitors and heat-inactivated AAT will also be tested for effects on toxicity. Cell-free supernatants will be collected at various time points and evaluated for cell toxicity using a lactate dehydrogenase (LDH) toxicity assay.

3.	How does AAT affect apoptosis?

In Type I diabetes, islet cells are presumably destroyed by programmed cell death (apoptosis). There are several signaling pathways which, upon induction, ultimately lead to apoptosis. To examine the mechanism by which AAT may protect islet cells from induced apoptosis, human islet cells will be incubated with Streptozotocin in the presence or absence of AAT. Cells will be collected at various time points and lysates examined by Western blot analysis. Several proteins important for apoptotic pathways will be analyzed, including activated (cleaved) Caspase 3, Caspase 7, and PARP, and phosphorylated STAT-1. Cells may also be examined using flow cytometry for progression of apoptosis.

Appendix B
Funding allocation table:

Item	US Dollars
Salary support for Professional research assistant
-Base salary	33,000
-Benefits (30%)	11,000

AAT + stimuli/reagents	7,000

Islet cell procurement costs for in vitro studies in collaboration with Dr. Subbiah Pugazenthi	7,500

Islet cell cytokine measurements + Western blot analyses + flow cytometry for intracellular cytokines and analysis of viability/intracellular signaling.	11,341

Total direct costs	69,841

Indirect costs (26%)	18,159

Total funding	88,000

Appendix C
1) Executed license agreement of 2008 directed to Graft Rejection/Islet cell transplant
2) Executed license agreement of 2006 directed to Bacterial Infections,
3) Executed license agreement revised in 2008 directed to Viral Infections, Actin-mediated conditions and Compositions having no significant serine protease inhibitor activity (see Appendix B of license agreement)

Appendix D
Letter Dated June 03, 2003 regarding Transfer of U.S. Patent Application No. 09/518,081, entitled “Methods and Compositions Useful for Inhibiting Apoptosis” (CUTTO File 9023H) from the University of Colorado Technology Transfer Office to Dr. Leland Shapiro